EXHIBIT G 2

FORM OF AMENDMENT TO CUSTODIAN AGREEMENT

          THIS AMENDMENT TO CUSTODIAN AGREEMENT (the “Amendment”), is made effective as of December 16, 2010, by and between ARTIO GLOBAL INVESTMENT FUNDS, a Massachusetts business trust (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Bank”).

          WHEREAS, the Fund and the Bank are parties to that certain Amended and Restated Custodian Agreement dated as of April 15, 2009 (the “Custodian Agreement”);

          WHEREAS, the Fund and the Bank desire to amend and supplement the Custodian Agreement upon the following terms and conditions.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

	(a)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

	(a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

	(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

ARTIO GLOBAL INVESTMENT FUNDS

By:

Name:

Title:

STATE STREET BANK AND TRUST COMPANY

By:

Name: Michael F. Rogers
Title: Executive Vice President

Appendix A

Portfolios

Artio International Equity Fund
Artio International Equity Fund II
Artio Total Return Bond Fund
Artio Global High Income Fund
Artio Local Emerging Markets Debt Fund
Artio U.S. Microcap Fund
Artio U.S. Smallcap Fund
Artio U.S. Midcap Fund
Artio U.S. Multicap Fund